Exhibit 99.1

COMMON STOCK REPURCHASE AGREEMENT

THIS COMMON STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of this 31st day of August, 2017 (the “Effective Date”), by and among Web.com Group, Inc., a Delaware corporation (the “Company”), Okumus Fund Management Ltd. (the “Seller”), Okumus Opportunistic Value Fund, Ltd. (“OOVFL”), and Ahmet H. Okumus (“AHO”) (the Seller, OOVFL and AHO, collectively, the “Okumus Group”).

RECITALS:

WHEREAS, the Seller is the beneficial owner of shares of common stock, par value approximately $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, the Seller is willing to sell, and the Company is willing to purchase from the Seller, shares of Common Stock owned by the Seller on the terms and conditions hereinafter set forth (the “Share Repurchase”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Purchase and Sale of the Shares.

(a)                The Seller shall sell to the Company, and the Company shall purchase from the Seller, the number of shares of Common Stock (the “Shares”) as shall equal three million shares of Common Stock purchased from Seller, under the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements contained herein, on the Closing Date (as defined below), at a price per Share (the “Per Share Purchase Price”) equal to 98% of the closing price of Common Stock on the NASDAQ Global Select Stock Market on the Effective Date.

(b)               The Seller agrees that the Shares being sold, conveyed, transferred and delivered shall be free and clear of any and all liabilities, obligations, pledges, security interests, liens and encumbrances and with a full warranty that by such transfer the Company will be receiving good and marketable title thereto, free and clear of any and all liabilities, obligations, pledges, security interests, liens and encumbrances.

2.                  Closing. The closing of the Share Repurchase shall take place remotely via the exchange of documents and signatures three trading days following the date hereof, or such other date as the Company and the Seller shall agree (such date, the “Closing Date”). On the Closing Date, (i) the Seller shall deliver to the Company the Shares by DWAC or other form of transfer in accordance with the Company’s instructions set forth in Schedule A, and (ii) the Company shall deliver to the Seller by wire transfer in accordance with the Seller’s wire instructions set forth in Schedule B the dollar amount equal to the product of the Per Share Purchase Price and the number of Shares being sold by Seller to the Company.

3.                  Representations and Warranties of the Seller. The Seller represents and warrants that:

(a)                Title. The Seller is the beneficial and/or record owner of the Shares, free and clear of any lien, contractual right, suit, proceeding, call, voting trust, proxy, restriction, security interest or other encumbrance of any kind or nature whatsoever (if any, collectively, a “Lien”), and there are no agreements on the part of the Seller for the purchase, sale or other disposition of any of such Shares or any interest therein. Upon the transfer of the Shares to the Company in accordance with this Agreement, good and marketable title in and to the Shares will have been transferred and sold to the Company free and clear of any Lien

(b)               Authority. The Seller has full capacity, power and authority and legal right to own the Shares and transfer and convey the Shares to the Company and has the full capacity, power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement.

(c)               Enforceability. This Agreement (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding agreement of the Seller, enforceable in accordance with its terms.

(d)               Consents. No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court or any person other than the Seller is required under applicable law, for the execution, delivery and performance of or compliance by the Seller with this Agreement or the consummation by the Seller of any other transaction contemplated hereby or thereby.

(e)                Brokers. No broker or finder has acted directly or indirectly for the Seller in connection with this Agreement or the transaction contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Seller.

(f)                No Conflicts. The execution and delivery of each of, this Agreement by the Seller, the consummation of the transactions contemplated hereby, or the compliance with the terms of this Agreement will not conflict with, result in the breach of or constitute a default under, or require any consent or approval under, any agreement, note, indenture, mortgage, deed of trust or other agreement, lease or instrument to which the Seller is a party or by which he may be bound.

(g)               Disclosure of Information. The Seller has received all the information the Seller considers necessary or appropriate for deciding whether to sell the Shares to the Company pursuant to this Agreement and has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the transaction contemplated hereby and the business prospects of the Company.

4.                  Representations and Warranties of the Company. All corporate action required to be taken by the Company’s Board of Directors (the “Board”) and stockholders to authorize the Company to enter into this Agreement, and to effectuate the Share Repurchase, has been taken or will be taken prior to or on the Closing Date. In addition, the Company represents and warrants that:

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(a)                Authority. The Company has sufficient funds to pay the purchase price for the Shares and has the full capacity, power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement.

(b)               Enforceability. This Agreement (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c)               Consents. No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court or any person other than the Company is required under applicable law, for the execution, delivery and performance of or compliance by the Company with this Agreement or the consummation by the Company of any other transaction contemplated hereby or thereby.

(d)               Brokers. No broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transaction contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company.

(e)                No Conflicts. The execution and delivery of each of, this Agreement by the Company, the consummation of the transactions contemplated hereby, or the compliance with the terms of this Agreement will not conflict with, result in the breach of or constitute a default under, or require any consent or approval under, any agreement, note, indenture, mortgage, deed of trust or other agreement, lease or instrument to which the Company or any of its subsidiaries is a party or by which they may be bound. The Share Repurchase does not violate the Company’s Insider Trading Policy.

Conditions to Closing. The obligations of the Seller to sell the Shares are subject to the representations and warranties of the Company being true and correct in all material respects on the Closing Date, and the obligations of the Company to buy the Shares are subject to the representations and warranties of the Seller being true and correct in all material respects on the Closing Date.

5.                  Seller’s Agreement to Stand Still.

(a)                During the period beginning on the Closing Date and ending thirty six (36) months after such date (the “Standstill Period”), the Okumus Group shall not, and shall cause its Affiliates and Associates (collectively, the “Okumus Affiliates”) not to, directly or indirectly:

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(i)             acquire, agree or seek to acquire, or make any proposal or offer to acquire, or announce any intention to acquire, by purchase or otherwise (but excluding any action by the Company such as a stock dividend), beneficial ownership of Voting Securities of the Company (each, an “Acquisition”); provided, however, that six months following the commencement of the Standstill Period an Acquisition shall be permitted if after giving effect to such Acquisition the Okumus Group and the Okumus Affiliates collectively would beneficially own 4.9% or less of the outstanding shares of any class of Voting Securities; provided further that, for purposes of the foregoing, any derivative, hedging or similar agreement or arrangement that has the effect of decreasing the voting power or economic interest of the members of the Okumus Group or any Okumus Affiliate in the Voting Securities shall not be given effect, so that the shares that are the subject of such derivative, hedging or similar agreement or arrangement shall be deemed to be beneficially owned by the Okumus Group or the applicable Okumus Affiliate for purposes of this Section 6(a);

(ii)             solicit proxies or written consents of stockholders with respect to, or from the holders of, any Voting Securities, or make, or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct any non-binding referendum with respect to the Company, or become a participant in, or seek to advise, encourage, support or influence any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or acting as a participant in support of all of the Company’s nominees;

(iii)            advise, encourage, support or influence any person with respect to the voting or disposition of any Voting Securities, or seek to do so;

(iv)            form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, or otherwise advise, encourage, support, influence or participate in any effort by a third party with respect to the matters set forth in clauses (b) and (c) above, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect, other than, in each case, solely with other members of the Okumus Group;

(v)              seek to call, or request the call of, a special meeting of the stockholders or holders of any other Voting Securities of the Company, seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders or holders of other Voting Securities of the Company, make a request for a list of the holders of any of the Voting Securities, or seek election to the Board, seek to place a representative or other nominee on the Board or seek the removal of any director from the Board, or otherwise, acting alone or in concert with others, seek to control or influence the management, strategies, governance or policies of the Company;

(vi)             solicit, effect or seek to effect, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, or, except as set forth below, make any statement with respect to, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company or any of its Affiliates or Associates;

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(vii)          institute, solicit, assist or join as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its Affiliates or Associates or any of their respective current or former directors or officers (including derivative actions), other than to enforce the provisions of this Agreement;

(viii)         make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media) (or any private statement or comment to any investors, hedge funds, analysts, investment bankers, press or media that (x) could reasonably be expected to be made public or (y) is made with the purpose of advising or influencing such investors, hedge funds, analysts, investment bankers, press or media to take any action or make any public disclosure, statement, comment or announcement with respect to the Company), (A) in support of any solicitation described in clause (e) above or (B) disparaging or negatively commenting upon the Company or any of its Affiliates or Associates or any of their respective officers or directors, including the Company’s corporate strategy, business, corporate activities, Board or management;

(ix)            except as set forth below, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(x)             take any action which could cause or require the Company or any Affiliate or Associate of the Company to make a public announcement regarding any of the foregoing, seek or request permission to do any of the foregoing, make any request to amend, waive or terminate any provision of this Section 6, or make or seek permission to make any public announcement with respect to any of the foregoing; or

(xi)           enter into or have any discussions, negotiations, agreements, arrangements or understandings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

During the Standstill Period, the Company shall not make or issue, or cause to be made or issued, any public disclosure, statement, comment or announcement, including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist or analyst or the press or media (including social media) (or any private statement or comment to any investors, hedge funds, analysts, investment bankers, press or media that (i) could reasonably be expected to be made public or (ii) is made with the purpose of advising or influencing such investors, hedge funds, analysts, investment bankers, press or media to take any action or make any public disclosure, statement, comment or announcement with respect to the Okumus Group), disparaging or negatively commenting upon the Okumus Group or any of Okumus Affiliates or any of their respective officers or directors.

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(b)                During the period beginning on the date hereof and ending thirty (30) days after such date (the “Restricted Period”), the Okumus Group or the Okumus Affiliates shall not, directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of in any manner any Voting Securities at a price lower than the Per Share Purchase Price.

As used in this Section 5 and Section 6 below: the terms “solicit” and “solicitation” shall have the meanings set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; “Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; “SEC” shall mean the United States Securities and Exchange Commission; and “Voting Securities” shall mean all Common Stock and any other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into, or exercisable or exchangeable for, Common Stock or such other securities.

6.                  Voting. During the term of this Agreement, the Okumus Group shall cause all Voting Securities beneficially owned, directly or indirectly, by the Okumus Group or any Okumus Affiliate as of the record date for any meeting of the Company’s stockholders, or as to which the Okumus Group or the Okumus Affiliates have the right to vote at any meeting of the Company’s stockholders, to be present for quorum purposes and to be voted, at any such meeting of the Company’s stockholders or at any adjournments or postponements thereof, (a) in favor of each director nominated and recommended by the Board for election at any such meeting, (b) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting, (c) in favor of the Company’s proposal for the ratification of the appointment of the Company’s independent registered public accounting firm, (d) in favor of the Company’s “say-on-pay” proposal and (e) in accordance with the Board’s recommendation with respect to all other matters; provided, however, in the event that Institutional Shareholders Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than the election of directors, the ratification of the appointment of the Company’s independent registered public accounting firm, and the Company’s “say-on-pay” proposal), the Okumus Group and the Okumus Affiliates shall be permitted to vote in accordance with such ISS recommendation; provided, further, that nothing herein shall limit the ability of the Okumus Group to announce its views and its vote on any Board-approved publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company, so long as such announcement is limited to the merits of any such matter and does not disparage the Company’s directors or officers in connection with such matter, including the decision to pursue, approve or propose such matter.

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7.                  Public Announcement and SEC Filing. The Company shall announce the Share Repurchase as soon as practicable on or after the Closing (the “Release”). The Okumus Group shall promptly, but in no case prior to the date of the filing or other public release of the Release by the Company, prepare and file an amendment (the “13D Amendment”) to the Okumus Group’s Schedule 13D with respect to the Company filed with the SEC on December 9, 2014, as amended by Amendment No. 1 filed February 9, 2015, by Amendment No. 2 filed February 16, 2016, and by Amendment No. 3 filed July 11, 2016, reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with the Release and the terms of this Agreement. The Okumus Group shall provide the Company with a reasonable opportunity to review and comment upon the 13D Amendment prior to filing, and shall consider in good faith any changes proposed by the Company. The Okumus Group shall not, and shall cause each Okumus Affiliate not to, (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public disclosure, statement, comment or announcement with respect to this Agreement or the actions contemplated hereby.

8.                  Waiver. Any failure of either of the parties hereto to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from the other party.

9.                  Entire Agreement. The making, execution and delivery of this Agreement by the parties has been induced by no representations, statements, warranties or agreements other than those herein expressed by the Seller and the Company as set forth herein. This Agreement embodies the entire understanding of the parties and there are no other agreements or understandings, written or oral, in effect between parties relating to the subject matter hereof, unless expressly referred to by reference herein. This Agreement may be amended or modified only by an instrument executed by the parties or their duly authorized agents. The Seller and the Company make no representations or warranties not specifically referred to in this Agreement. This Agreement supersedes and terminates all prior arrangements and agreements between the parties.

10.               Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.               Governing Law. The validity, construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the internal laws of the State of Delaware without regard to the conflicts of law provisions thereof.

12.               Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

Web.com Group, Inc.

By:	/s/ Kevin M. Carney
	Name:	Kevin M. Carney
	Title:	CFO

Okumus Fund Management Ltd.

By:	/s/ Ahmet Okumus
	Name:	Ahmet Okumus
	Title:	President

Okumus Opportunistic Value Fund, Ltd.

By:	/s/ Ahmet Okumus
	Name:	Ahmet Okumus
	Title:	President

Ahmet H. Okumus

/s/ Ahmet Okumus

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Schedule A

Company’s Transfer Instructions

Schedule B

Seller’s Wire Instructions

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